 Exhibit 99.1

151 Farmington Avenue Hartford, Conn. 06156	Media Contact: Fred Laberge 860-273-4788 labergear@aetna.com
Investor Contact: Jeffrey A. Chaffkin 860-273-7830 chaffkinj@aetna.com

News Release _______________________________________________________________________________________________________________________________

AETNA REAFFIRMS EARNINGS GUIDANCE FOR 2008

HARTFORD, Conn., March 11, 2008 ― Aetna (NYSE: AET) today announced that it is reaffirming its guidance for full-year 2008 operating earnings per share to be $4.00, with medical membership growth of 800,000 to 850,000 and a Commercial Medical Benefit Ratio of less than 80 percent.  The company expects first-quarter operating earnings per share to be $0.92. (1)

As previously announced, the company will hold its Investor Conference in New York City on March 14.

Aetna is one of the nation’s leading diversified health care benefits companies, serving approximately 36.7 million people with information and resources to help them make better informed decisions about their health care. Aetna offers a broad range of traditional and consumer-directed health insurance products and related services, including medical, pharmacy, dental, behavioral health, group life and disability plans, and medical management capabilities and health care management services for Medicaid plans. Our customers include employer groups, individuals, college students, part-time and hourly workers, health plans, governmental units, government-sponsored plans, labor groups and expatriates. www.aetna.com

(1) Projected operating earnings per share exclude any future net realized capital gains or losses and other items, if any, from net income.  The company is not able to project the amount of future net realized capital gains or losses and therefore cannot reconcile projected operating earnings to projected net income.  Projected operating earnings per share for the full-year 2008 assumes approximately 505 million weighted-average diluted shares.

Aetna/2

ADDITIONAL INFORMATION; CAUTIONARY STATEMENT -- Certain information in this press release is forward looking, including our projections as to operating earnings, medical membership growth and commercial medical benefit ratio. Forward-looking information is based on management's estimates, assumptions and projections, and is subject to significant uncertainties and other factors, many of which are beyond Aetna's control. Important risk factors could cause actual future results and other future events to differ materially from those currently estimated by management, including failure to achieve desired rate increases and/or profitable membership growth due to significant competition, reputational issues or other factors in key geographic markets where membership is concentrated; unanticipated increases in medical costs (including increased medical utilization, increased pharmacy costs, increases resulting from unfavorable changes in contracting or re-contracting with providers, changes in membership mix to lower-premium or higher-cost products or membership-adverse selection; as well as changes in medical cost estimates due to the necessary extensive judgment that is used in the medical cost estimation process, the considerable variability inherent in such estimates, and the sensitivity of such estimates to changes in medical claims payment patterns and changes in medical cost trends); and the ability to reduce administrative expenses while maintaining targeted levels of service and operating performance. Other important risk factors include, but are not limited to:  the ability to improve relations with providers while taking actions to reduce medical costs; the ability to successfully implement multiple strategic and operational initiatives simultaneously; reduced levels of investment income from low interest rates; adverse government regulation (including legislative proposals eliminating or reducing ERISA pre-emption of state laws that would increase potential litigation exposure, legislative proposals that would limit our ability to price for the risk we assume and/or reflect reasonable costs or profits in our pricing, and other proposals, such as patients' rights legislation, that would increase potential litigation exposure or mandate coverage of certain health benefits); adverse pricing actions by government payors; changes in size, product mix or medical cost experience of membership in key markets; our ability to integrate, simplify, and enhance our existing information technology systems and platforms to keep pace with changing customer and regulatory needs; the outcome of various litigation and regulatory matters, including litigation and ongoing reviews of business practices by various regulatory authorities (including the current industry-wide investigation by the New York Attorney General into certain payment practices with respect to out-of-network providers); and increases in medical costs or Group Insurance claims resulting from any acts of terrorism, epidemics or other extreme events. For more discussion of important risk factors that may materially affect Aetna, please see the risk factors contained in Aetna's 2007 Annual Report on Form 10-K, on file with the Securities and Exchange Commission .  You also should read Aetna's 2007 Annual Report on Form 10-K for a discussion of Aetna's historical results of operations and financial condition.